EXHIBIT 99
----------



FOR IMMEDIATE RELEASE


Contact:    Eileen M. Sanaghan--Chicago +312/228-2774



                LA SALLE HOTEL PROPERTIES REPORTS INCREASE
                           IN SECOND QUARTER FFO
                  Portfolio RevPAR Increases 7.5 Percent


      BETHESDA, MD, July 31, 2000 -- LaSalle Hotel Properties (NYSE: LHO) today reported funds from operations (FFO) of $12.8 million for the second quarter 2000 versus $12.5 million for the second quarter 1999. On a per share/unit basis (basic and diluted), second quarter 2000 FFO was $0.69 versus second quarter 1999 FFO of $0.68.

      For the quarter ended June 30, 2000, room revenue per available room (RevPAR) increased 7.5 percent to $111.55 compared to $103.72 in the second quarter 1999, primarily due to a 7.2 percent increase in average daily rate
(ADR). Occupancy in the quarter also improved 0.2 percentage points. For the non-comparable hotels which underwent renovations in the second quarter of 1999 or 2000, RevPAR increased 11.9 percent as ADR increased 10.9 percent over the prior year.

      The Company's EBITDA, which is defined as earnings before interest, taxes, depreciation, amortized expenses and write-down of properties held for disposition, increased 13.4 percent to $18.6 million for the quarter ended June 30, 2000 compared to $16.4 million in the second quarter 1999. Year-to-date through June 30, 2000, the Company's EBITDA grew 12.2 percent over the prior year to $32.5 million.

      "The second quarter operating results exceeded expectations," said Jon Bortz, President and CEO of LaSalle Hotel Properties. "The overall strength of the economy coupled with robust demand from group, business and leisure travelers drove strong revenue growth at our hotels in the second quarter."

      Performance was led by our resort-oriented hotels, which achieved RevPAR gains of 13.0 percent during the quarter. Additionally, the double-digit RevPAR growth experienced by our properties that were recently renovated or repositioned underscores the substantial benefits derived from these improvement programs. We are continuing to reap superior returns through the strategic reinvestment of capital in our hotels.

      "Our booking trends have been brisk during the first half of 2000," added Mr. Bortz. "Although economists have been forecasting economic growth to moderate during the second half of this year, the major capital investments the Company made in 1999 and throughout 2000 should enable us to achieve significant revenue gains during the second half of this year. We continue to expect the second half of the year to be stronger than the first half, notwithstanding the unexpected












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


strength of the second quarter. As a result, we now anticipate a portfolio-wide RevPAR increase of 5 to 7 percent for the year, which significantly exceeds our prior estimates of 3 to 4 percent. With supply growth moderating, and all segments of hotel demand expected to continue to remain healthy, we are optimistic about our ability to continue to drive room rate and RevPAR at our hotels."

      Participating lease revenues for the second quarter 2000 increased
7.7 percent to $21.9 million over the prior year period. Net income for the second quarter 2000 was $3.7 million, or $0.22 per share (basic and diluted), compared to net income of $5.2 million, or $0.34 per share (basic and diluted) for the second quarter 1999. Consistent with its philosophy of divesting assets that do not fit into its long-term strategy, the Company entered into a purchase and sale agreement for the disposition of the Holiday Inn Visalia. Based upon the contract price, the book value of the asset was reduced by $1.3 million.

      During the second quarter, the Company completed its approximately $9.5 million renovation and expansion of The Hotel Viking, a 237-room resort hotel located in Newport, Rhode Island. Since the historic hotel's grand re-opening in the second quarter, average daily room rates have increased in excess of $30.00, or more than 25 percent as compared to the second quarter of 1999. "The repositioning of The Hotel Viking from a three-star to four-star resort has been extremely positive. We are excited about the hotel's recent performance and outlook for the remainder of the year and beyond," said Mr. Bortz.

        During 2000, the Company anticipates spending approximately $33.0 million for property repositioning and renovation projects and other capital improvements. Approximately $20.0 million had been spent through the end of June, with the balance to be invested during the remainder of the year. Combined with 1999 improvement projects, approximately $15,000 of capital expenditures per guestroom will be spent by year-end 2000 throughout the Company's portfolio. Properties repositioned or renovated during 2000 include The Hotel Viking; the 462-room luxury San Diego Paradise Point Resort; the 270-room luxury urban Harborside Hyatt in Boston; and the 132-room luxury Le Montrose All-Suite Hotel in West Hollywood, California.

      LaSalle Hotel Operating Partnership, L.P. ("LHOP"), the partnership of which LaSalle Hotel Properties owns 91.5%, has reached a preliminary agreement with the shareholders of LaSalle Hotel Lessee, Inc., ("LHL"), to acquire LHL for $500,000. LHL leases four of the Company's owned hotels, including Marriott Seaview Resort, Marriott LaGuardia, Omaha Marriott and Harborside Hyatt. This transaction is expected to be effective January 1, 2001. Once acquired, LHL will be a 100% owned subsidiary of LHOP as provided for under the taxable-REIT subsidiary provisions. It is currently anticipated that the full acquisition price for LHL will be expensed in 2001. On a per share/unit basis, this acquisition is expected to be $0.00
- $0.01 accretive in 2001, and $0.02 - $0.03 accretive each year thereafter. All of LHOP's remaining owned hotels are, and are expected to continue to be, leased directly to the current operators of those respective hotels.

      At the end of the second quarter, LaSalle Hotel Properties had total outstanding debt of approximately $283.0 million, including its portion of the joint venture secured debt. On July 27, LaSalle Hotel Properties obtained three individual 10-year fixed-rate loans totaling $74.5 million at a rate of 8.08 percent. The proceeds of these loans were used to reduce LaSalle Hotel Properties' outstanding borrowings under its existing $235.0 million line of credit facility. With the closing of the fixed debt on July 27, the outstanding balance on the line of credit was reduced to approximately $113.0 million. Currently, the company's fixed rate debt represents over 55 percent of the total outstanding debt.






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


      On July 14, LaSalle Hotel Properties announced an increase in its second quarter 2000 dividend to $0.385 per share. The dividend is payable on August 14, 2000 to the shareholders of record at the close of business on July 28, 2000. Based on the stock's closing price on July 31, 2000, the second quarter dividend represents an annualized dividend yield of 10.7 percent. The Company has raised its dividend every year since it went public.

      LaSalle Hotel Properties is a leading multi-tenant, multi-operator real estate investment trust which owns or has interests in 14 upscale and luxury full-service hotels, totaling approximately 5,500 guest rooms in 14 markets in eleven states. LaSalle Hotel Properties is focused on investing in upscale and luxury full-service hotels located in urban, resort and convention markets. The Company seeks to grow through strategic relationships with premier internationally recognized hotel operating companies including Le Meridien Hotels & Resorts, Marriott International, Inc., Radisson Hotels International, Inc., Crestline Hotels & Resorts, Inc., Outrigger Lodging Services, Noble House Hotels & Resorts and Hyatt Hotels Corporation. LaSalle Hotel Properties serves as the exclusive vehicle for Jones Lang LaSalle's hotel investment activities in the United States. Jones Lang LaSalle (NYSE: JLL) is the world's leading real estate services and investment management firm with more than $21.5 billion of assets under management and operating across more than 100 key markets on five continents.



             For more information on LaSalle Hotel Properties, please visit our website at www.lasallehotels.com




      Statements in this press release regarding, among other things, future financial results and performance, achievements, plans and objectives may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance, achievements, plans and objectives of the Company to be materially different from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include those discussed under "Business", "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Quantitative and Qualitative Disclosure About Market Risk" and elsewhere in the Company's annual report on Form 10-K for the year ended December 31, 1999, under "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Quantitative and Qualitative Disclosure About Market Risk", and elsewhere in the Company's quarterly report on Form 10-Q for the quarter ended March 31, 2000, under "Certain Relationships and Related Transactions" in the Company's proxy statement with respect to the annual meeting of shareholders on May 17, 2000, under "Risk Factors" and elsewhere in the Company's Registration Statement (333-77371) and in other periodic reports filed with the Securities and Exchange Commission. Statements speak only as of the date of this release. The Company expressly disclaims any obligation or undertaking to update or revise any forward-looking statements contained herein to reflect any change in Company expectations or results, or any change in events.


Additional Contacts:
-------------------

Hans Weger, Chief Financial Officer,
     LaSalle Hotel Properties -- 301/941-1500
Raymond Martz, Director of Finance/Investor Relations,
     LaSalle Hotel Properties -- 301/941-1516


                                  #  #  #

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


                         LA SALLE HOTEL PROPERTIES
                           Statements of Income
             (Dollar amounts in thousands, except share data)


                                       For the three      For the three
                                       months ended       months ended
                                       June 30, 2000      June 30, 1999
                                       -------------     --------------

Participating lease revenue. . . .        $   21,851         $   20,292
Interest income. . . . . . . . . .               281                222
Other income . . . . . . . . . . .               507                130
                                          ----------         ----------
     Total revenues. . . . . . . .            22,639             20,644

Depreciation and other
  amortization . . . . . . . . . .             7,262              6,216
Real estate and personal
  property taxes, property and
  casualty insurance . . . . . . .             2,381              1,956
Ground rent. . . . . . . . . . . .               923                861
General and administrative . . . .               241                347
Interest expense . . . . . . . . .             5,301              3,681
Amortization of deferred
  financing costs. . . . . . . . .               259                239
Advisory fees. . . . . . . . . . .               954              1,037
Other expense. . . . . . . . . . .                 8                  5
Minority interest. . . . . . . . .               338              1,068
Write-down of property held for
  sale . . . . . . . . . . . . . .             1,266              --
                                          ----------         ----------
    Total expenses, minority
      interest and write-down. . .            18,933             15,410
                                          ----------         ----------
Net income . . . . . . . . . . . .        $    3,706         $    5,234
                                          ==========         ==========

Share data:
Net income per weighted average
 common share outstanding:
  - Basic. . . . . . . . . . . . .        $     0.22         $     0.34
  - Diluted. . . . . . . . . . . .        $     0.22         $     0.34

Weighted average number of
 common shares outstanding:
  - Basic. . . . . . . . . . . . .        16,901,514         15,240,563
  - Diluted. . . . . . . . . . . .        16,972,049         15,260,923

Funds From Operations (FFO):
 Net income. . . . . . . . . . . .        $    3,706         $    5,234
 Depreciation. . . . . . . . . . .             7,260              6,213
 Equity in depreciation of
  Joint Venture. . . . . . . . . .               206              --
 Write-down of property
  held for sale. . . . . . . . . .             1,266              --
 Minority interest . . . . . . . .               338              1,068
                                          ----------         ----------
    FFO. . . . . . . . . . . . . .        $   12,776         $   12,515
                                          ==========         ==========

FFO per common share and unit:
  - Basic. . . . . . . . . . . . .        $     0.69         $     0.68
  - Diluted. . . . . . . . . . . .        $     0.69         $     0.68

Weighted average number of
 common shares and units
 outstanding:
  - Basic. . . . . . . . . . . . .        18,477,415         18,422,286
  - Diluted. . . . . . . . . . . .        18,547,950         18,442,646

                         LA SALLE HOTEL PROPERTIES
                           Statements of Income
             (Dollar amounts in thousands, except share data)


                                       For the six        For the six
                                       months ended       months ended
                                       June 30, 2000      June 30, 1999
                                       -------------     --------------

Participating lease revenue. . . .        $   38,728         $   36,398
Interest income. . . . . . . . . .               571                463
Other income . . . . . . . . . . .               486                 16
                                          ----------         ----------
     Total revenues. . . . . . . .            39,785             36,877

Depreciation and other
  amortization . . . . . . . . . .            14,233             11,958
Real estate and personal
  property taxes, property and
  casualty insurance . . . . . . .             4,334              3,953
Ground rent. . . . . . . . . . . .             1,509              1,512
General and administrative . . . .               534                702
Interest expense . . . . . . . . .             9,755              7,186
Amortization of deferred
  financing costs. . . . . . . . .               518                480
Advisory fees. . . . . . . . . . .             1,723              1,698
Other expense. . . . . . . . . . .                12                 26
Minority interest. . . . . . . . .               501              1,620
Write-down of property held for
  sale . . . . . . . . . . . . . .             1,266              --
                                          ----------         ----------
    Total expenses, minority
      interest and write-down. . .            34,385             29,135
                                          ----------         ----------
Net income . . . . . . . . . . . .        $    5,400         $    7,742
                                          ==========         ==========

Share data:
Net income per weighted average
 common share outstanding:
  - Basic. . . . . . . . . . . . .        $     0.32         $     0.51
  - Diluted. . . . . . . . . . . .        $     0.32         $     0.51

Weighted average number of
 common shares outstanding:
  - Basic. . . . . . . . . . . . .        16,891,746         15,235,337
  - Diluted. . . . . . . . . . . .        16,923,669         15,236,143

Funds From Operations (FFO):
 Net income. . . . . . . . . . . .        $    5,400         $    7,742
 Depreciation. . . . . . . . . . .            14,229             11,954
 Equity in depreciation of
  Joint Venture. . . . . . . . . .               356              --
 Write-down of property
  held for sale. . . . . . . . . .             1,266              --
 Minority interest . . . . . . . .               501              1,620
                                          ----------         ----------
    FFO. . . . . . . . . . . . . .        $   21,752         $   21,316
                                          ==========         ==========

FFO per common share and unit:
  - Basic. . . . . . . . . . . . .        $     1.18         $     1.16
  - Diluted. . . . . . . . . . . .        $     1.18         $     1.16

Weighted average number of
 common shares and units
 outstanding:
  - Basic. . . . . . . . . . . . .        18,465,450         18,417,060
  - Diluted. . . . . . . . . . . .        18,497,373         18,417,866

                                             LA SALLE HOTEL PROPERTIES
                                          Statistical Data for the Hotels

                                                          THREE MONTHS ENDED             SIX MONTHS ENDED
                                                               JUNE 30                        JUNE 30
                                                      --------------------------    --------------------------
                                                          2000           1999           2000           1999
                                                      -----------     ----------    -----------     ----------

COMPARABLE HOTELS (1)
Occupancy. . . . . . . . . . . . . . . . . . . . .          75.4%          75.2%          74.4%          75.2%
  Increase . . . . . . . . . . . . . . . . . . . .           0.2%                         -1.1%
ADR. . . . . . . . . . . . . . . . . . . . . . . .        $143.96        $135.23        $141.31        $133.71
  Increase . . . . . . . . . . . . . . . . . . . .           6.5%                          5.7%
REVPAR . . . . . . . . . . . . . . . . . . . . . .        $108.51        $101.72        $105.19        $100.59
  Increase . . . . . . . . . . . . . . . . . . . .           6.7%                          4.6%

NON-COMPARABLE HOTELS (1)
Occupancy. . . . . . . . . . . . . . . . . . . . .          76.4%          75.7%          64.2%          63.3%
  Increase . . . . . . . . . . . . . . . . . . . .           0.9%                          1.4%
ADR. . . . . . . . . . . . . . . . . . . . . . . .        $168.31        $151.78        $147.11        $139.66
  Increase . . . . . . . . . . . . . . . . . . . .          10.9%                          5.3%
REVPAR . . . . . . . . . . . . . . . . . . . . . .        $128.56        $114.92         $94.47         $88.42
  Increase . . . . . . . . . . . . . . . . . . . .          11.9%                          6.8%

TOTAL PORTFOLIO
Occupancy. . . . . . . . . . . . . . . . . . . . .          75.5%          75.3%          71.6%          71.9%
 Increase. . . . . . . . . . . . . . . . . . . . .           0.3%                         -0.4%
ADR. . . . . . . . . . . . . . . . . . . . . . . .        $147.70        $137.75        $142.76        $135.17
  Increase . . . . . . . . . . . . . . . . . . . .           7.2%                          5.6%
REVPAR . . . . . . . . . . . . . . . . . . . . . .        $111.55        $103.72        $102.21         $97.20
  Increase . . . . . . . . . . . . . . . . . . . .           7.5%                          5.1%



(1)   Non-Comparable Hotels for:

      Three months ended June 30 include Hotel Viking and San Diego Paradise Point.
      Six months ended June 30 include LeMontrose, Hotel Viking, Harborside Hyatt, Radisson South,
      Marriott Seaview, and San Diego Paradise Point in Quarter 1; Hotel Viking and San Diego
      Paradise Point in Quarter 2.
      Comparable Hotels include all Hotels excluding those in Non-Comparable hotels.
